Exhibit 99.1

GrafTech Reports Third Quarter 2008 Results

PARMA, Ohio--(BUSINESS WIRE)--November 4, 2008--GrafTech International Ltd. (NYSE:GTI) today announced financial results for the third quarter ended September 30, 2008.

2008 Third Quarter Highlights

  Net sales increased 26 percent to $316 million, versus $251 million in the third quarter of 2007. Favorable year-over-year currency movement impacted third quarter revenue by approximately three percentage points.
  Gross profit increased 45 percent to $114 million, as compared to $79 million in the third quarter of 2007. Year-over-year gross profit improvement was impacted by approximately $5 million of favorable currency movements in the quarter, or approximately $0.03 per diluted share. Excluding the positive impact of currency, gross margin for the quarter would have been 34.6 percent as compared to 31.3 percent in the third quarter of 2007.
  Operating income increased 57 percent to $87 million, versus $55 million in the third quarter of 2007. Operating income margin improved more than five full percentage points to 27.5 percent, from 22.0 percent in the same period in 2007.
  Income from continuing operations was $83 million, or $0.70 per diluted share, versus $33 million, or $0.30 per diluted share, in the third quarter of 2007.
  Income from continuing operations before special itemsa increased 90 percent to $66 million, or $0.55 per diluted share, as compared to $35 million, or $0.31 per diluted share, in the third quarter of 2007.
  Net cash provided by operating activities was $69 million, versus $22 million in the third quarter of 2007. The increase in operating net cash was due to strength in our underlying business, our team’s continuing efforts to improve the company’s cash conversion cycle and a reduction in cash interest payments as a result of successful delevering efforts.
  Net debta was $131 million for the third quarter 2008, a reduction of $32 million over the second quarter 2008.

Craig Shular, Chief Executive Officer of GrafTech, commented, “Operating cash flow more than doubled to $171 million in the nine months ended September 30, 2008 as both segments continued to deliver solid operating income. Net debt has been reduced by $285 million year-over-year, and as a result, we were able to cut interest expense by more than 50 percent year-to-date to less than $13 million.”

Industrial Materials Segment

The Industrial Materials segment’s net sales increased 24 percent to $266 million in the 2008 third quarter, as compared to $215 million in the 2007 third quarter. The increase was primarily due to higher selling prices for graphite electrodes and the positive impact of currency exchange rates.

Operating income for the Industrial Materials segment was $74 million, a 43 percent or $22 million improvement over the same period in 2007. Operating income in the quarter was favorably impacted by higher graphite electrode selling prices and favorable currency exchange rate fluctuations, partially offset by the anticipated rising cost of raw materials.

Engineered Solutions Segment

Net sales for the Engineered Solutions segment grew 39 percent to $50 million in the 2008 third quarter, as compared to $36 million in the 2007 third quarter. This segment, which serves non-steel related sectors, recorded strong sales in the quarter as a result of increased demand in solar and electronic thermal management products. Operating income for the Engineered Solutions segment nearly quadrupled to $13 million, as compared to $3 million in the 2007 third quarter while operating income margin for the segment expanded over sixteen percentage points to 25.2 percent from 9.1 percent.

Corporate

Selling and administrative and research and development expenses were $27 million in the 2008 third quarter, as compared to $23 million in the same period of the prior year. The increase was primarily due to approximately $2 million of variable incentive compensation expense related to exceeding performance targets. The balance of the increase is largely related to the timing of certain discretionary expenditures as well as the cost of implementing lean initiatives world-wide in support of future productivity initiatives. The company continues to manage to virtually flat year-over-year overhead expense for 2008.

Other income, net, was $17 million in the 2008 third quarter as compared to other expense, net, of $1 million in the 2007 third quarter. The increased income in the 2008 third quarter was largely the result of non-cash currency gains on intercompany loans.

Interest expense was $3 million in the third quarter of 2008, less than half the expense recorded in the same period of the prior year.

Mr. Shular remarked, “In the third quarter, we redeemed an additional $55 million of Senior Notes, consistent with our stated goal of delevering. This latest call leaves just $20 million of Senior Notes remaining from the original $550 million issue, creating considerable financial flexibility and a solid balance sheet.”

The effective income tax rate, excluding special items, was 21 percent in the 2008 third quarter, approximately six percentage points better year-over-year due to favorable jurisdictional profitability mix, resulting in a benefit to the quarter of approximately $0.04 per diluted share.

Outlook

As a result of the current economic environment, exacerbated by the global financial crisis, we expect the fourth quarter and 2009 to be a very challenging environment for both of our business segments. Based on current International Monetary Fund (IMF) projections, the growth in the fourth quarter will decline globally, particularly in industrialized nations, where growth rates are expected to be negative. Consequently, a number of steel producers have announced reductions in operating rates. Based on the above, we expect reduced electric arc furnace (EAF) steel production in the fourth quarter.

Given current global economic conditions, which have been and may continue to be extremely volatile, we are revising our 2008 annual guidance to reflect market uncertainty and volatility in currency movement. As such, GrafTech expects:

  Total company net sales to increase approximately 18 to 20 percent (previous guidance 20 to 22 percent);
  Operating income targeted growth of approximately 35 percent to the range of $315 million to $330 million (previous guidance $320 million to $330 million);
  The effective tax rate to be approximately 25 percent (previous guidance 27 percent to 29 percent);
  Capital expenditures to be approximately $70 million to $75 million (same as prior guidance);
  Depreciation expense of approximately $35 million (previous guidance $34 million); and
  Cash flow from operations to be about $210 million, assuming no accounts receivable factoring at year end, (previous guidance $190 million).

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EST. The call will be webcast and available at www.graftech.com, in the investor relations section. A conference call will also be available. The dial-in number is (877) 741-4245 for domestic and (719) 325-4750 for international. The rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section. GrafTech also makes its complete financial reports, including for the period reported, that have been filed with the Securities and Exchange Commission available at www.graftech.com.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 80 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, petrochemical and other metals markets. We operate 11 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our preliminary unaudited results for the third quarter ended September 30, 2008 and outlook for 2008; regional and global economic and industry market conditions including our expectations concerning their impact on the markets we serve; changes in the global financials and credit markets and their impact on our customers and suppliers; growth rates for, future prices and sales of, and demand for our products and our customers products; costs of materials and production, including the magnitude of increases thereof; estimated future capital expenditures and their impact on product quality and efficiencies; growth rates and future production and sales of products that incorporate or that are produced using our products; changes in production capacity in our operations and our customers’ operations; the constancy of our operating levels; productivity, business process and operational initiatives, and their impact on us; our position in markets we serve; investments and acquisitions that we have made or may make in the future; tax rates and the effects of jurisdictional mix and nonrecurring and other items; capital expenditures and their impact on us; nature and timing of restructuring charges and payments; future operational and financial performance; strategic plans; interest rates; financing (including factoring) and deleveraging activities; stock repurchases plans; rationalization and restructuring activities; raw material and supply chain management; future sales, costs, working capital, revenues, business opportunities; operational and financial performance; debt levels; cash flows and use of cash; cost savings and reductions; margins; earnings; and growth plans. We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: changes in economic conditions or product end market conditions; non-attainment of anticipated EAF steel production; the impact of reductions in production by our customers; graphite electrode manufacturing capacity increases; failure of increased EAF steel production or stable graphite electrode production to result in stable or increased graphite electrode demand, prices or sales volumes; differences between actual graphite electrode prices and spot or announced prices; non-realization of price increases, surcharges, or adjustments; changes in inventory management and utilization or in supply chain management; consolidation of steel producers; limitations on the amounts of or delays in the timing of our capital expenditures; absence of successful development and commercialization of new or improved products or subsequent displacement thereof by other products or technologies; failure to expand manufacturing capacity to meet growth in demand, if any; investments and acquisitions that we make or may make in the future may not be successfully integrated into our business or provide the performance or returns expected; inability to protect our intellectual property rights or infringement of intellectual property rights of others; unanticipated developments in legal proceedings or litigation; non-realization of anticipated benefits from organizational changes and restructurings; significant changes in our provision for income taxes and effective income tax rate; unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, raw materials or energy; unavailability of raw materials; the magnitude of changes in the cost of key and other raw materials, including petroleum based coke, by reason of shortages, market pricing, pricing terms in applicable supply contracts, or other events; conditions and changes in financial and credit markets, changes in market prices of our securities, or other events that affect our financing and capital structure plans or limit our ability to obtain financing for growth and other initiatives on acceptable terms; changes in interest or currency exchange rates, competitive conditions, including growth by producers in developing countries and the mix, distribution, and pricing of their products; inflation; changes in appropriation of government funds or failure to satisfy conditions to government grants; changes in performance that affect financial covenant compliance or funds available for borrowing; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)
(Unaudited)

	At December 31, 2007	At September 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$54,741	$11,132
Restricted cash	—	1,456
Accounts and notes receivable, net of allowance for doubtful accounts of $2,971 at December 31, 2007 and $1,856 at September 30, 2008	158,486	188,031
Inventories	285,433	281,506
Prepaid expenses and other current assets	10,133	10,921
Total current assets	508,793	493,046

Property, plant and equipment	881,067	885,997
Less: accumulated depreciation	564,613	557,307
Net property, plant and equipment	316,454	328,690
Deferred income taxes	7,144	5,784
Goodwill	9,683	8,047
Other assets	23,080	15,850
Long-term investment	—	135,624
Restricted cash	1,547	—
Total assets	$866,701	$987,041

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,342	$56,612
Interest payable	9,633	813
Short-term debt	1,014	11,982
Accrued income and other taxes	29,996	44,811
Other accrued liabilities	108,699	111,932
Total current liabilities	203,684	226,150

Long-term debt:
Principal value	423,234	130,332
Fair value adjustments for hedge instruments	2,421	204
Unamortized bond premium	481	41
Total long-term debt	426,136	130,577
Other long-term obligations	94,010	94,648
Deferred income taxes	30,171	27,525

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 150,000,000 shares authorized, 105,169,507 shares issued at December 31, 2007 and 122,511,658 shares issued at September 30, 2008	1,052	1,225
Additional paid-in capital	988,662	1,267,095
Accumulated other comprehensive loss	(278,316)	(315,969)
Accumulated deficit	(506,666)	(330,928)
Less: cost of common stock held in treasury, 2,501,201 shares at December 31, 2007 and 3,974,012 shares at September 30, 2008	(85,197)	(112,509)
Less: common stock held in employee benefit and compensation trusts, 471,373 shares at December 31, 2007 and 51,271 shares at September 30, 2008.	(6,835)	(773)
Total stockholders’ equity	112,700	508,141
Total liabilities and stockholders’ equity	$866,701	$987,041

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2008	2007	2008

Net sales	$251,268	$315,748	$735,388	$925,288
Cost of sales	172,727	201,795	488,859	588,884
Gross profit	78,541	113,953	246,529	336,404
Research and development	2,124	2,479	6,403	6,579
Selling and administrative	21,079	24,754	68,935	71,033
Restructuring charges, net	60	7	806	349
Operating income	55,278	86,713	170,385	258,443

Other (income) expense, net	791	(16,919)	(13,490)	11,095
Interest expense	7,716	3,427	28,973	12,903
Interest income	(200)	(204)	(1,424)	(782)

Income from continuing operations before provision for income taxes and minority stockholders’ share of subsidiaries’ income	46,971	100,409	156,326	235,227
Provision for income taxes	13,530	17,009	39,436	59,489
Income from continuing operations before minority interest	33,441	83,400	116,890	175,738
Minority stockholders’ share of subsidiaries’ income	8	–	42	–
Income from continuing operations	33,433	83,400	116,848	175,738
Loss from discontinued operations, net of tax	–	–	(3,117)	–
Net income	$33,433	$83,400	$113,731	$175,738

Basic income (loss) per common share:
Income per share from continuing operations	$0.33	$0.70	$1.17	$1.61
Loss per share from discontinued operations	–	–	(0.03)	–
Net income per share	$0.33	$0.70	$1.14	$1.61
Weighted average common shares outstanding	101,344	118,764	99,918	109,063

Diluted earnings (loss) per common share:
Income per share from continuing operations	$0.30	$0.70	$1.05	$1.50
Loss per share from discontinued operations	–	–	(0.03)	–
Net income per share	$0.30	$0.70	$1.02	$1.50
Weighted average common shares outstanding	117,392	119,965	115,588	118,920

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2008	2007	2008
Cash flow from operating activities:
Net income	$33,434	$83,400	$113,731	$175,738
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of tax	-	-	3,117	-
Depreciation and amortization	9,282	9,332	25,484	26,748
Deferred income taxes	(1,044)	(880)	2,579	309
Restructuring charges, net	60	7	806	349
Currency (gains) losses	2,985	(22,065)	2,490	(7,752)
Stock based compensation	1,580	1,188	3,752	3,861
Interest expense	819	519	3,215	3,532
Other (credits) charges, net	(4,684)	(2,650)	(8,821)	1,032
(Increase) decrease in working capital[b]	(17,308)	5,442	(38,072)	(29,560)
Gain on sale of assets	(1,563)	271	(25,225)	279
Long-term assets and liabilities	(1,214)	(5,918)	(6,917)	(3,529)
Net cash provided by operating activities	22,347	68,646	76,139	171,007

Cash flow from investing activities:
Capital expenditures	(13,411)	(20,056)	(33,629)	(47,610)
Proceeds from derivative instruments	-	(224)	-	-
Purchase of equity investment	-	(1,779)	-	(136,390)
Loss from derivative instruments	-	(1,417)	-	(1,417)
Proceeds from sale of assets	1,962	301	26,625	319
Change in restricted cash	(1,547)	257	(1,547)	91
Payments for purchase price adjustments	-	-	(2,794)	-
Patents capitalization	(187)	-	(659)	-
Net cash used in investing activities	(13,183)	(22,918)	(12,004)	(185,007)

Cash flow from financing activities:
Short-term debt borrowings	157	(3,368)	731	11,625
Revolving Facility borrowings	58,000	25,036	241,645	180,661
Revolving Facility reductions	(58,159)	(67)	(241,159)	(70,877)
Long-term financing obligation	2,975	(296)	2,975	(296)
Long-term debt reductions	(49,729)	(54,910)	(234,479)	(179,418)
Excess tax benefit from stock-based compensation	5,061	2,137	5,061	14,273
Purchase of treasury shares	-	(15,927)	-	(21,250)
Proceeds from exercise of stock options	7,336	595	19,667	36,910
Net cash used in financing activities	(34,359)	(46,800)	(205,559)	(28,372)

Net decrease in cash and cash equivalents	(25,195)	(1,072)	(141,424)	(42,372)
Effect of exchange rate changes on cash and cash equivalents	603	(1,359)	789	(1,237)
Cash and cash equivalents at beginning of period	33,474	13,563	149,517	54,741
Cash and cash equivalents at end of period	$8,882	$11,132	$8,882	$11,132

[b]Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable	$(126)	$(12,410)	$(6,825)	$(60,596)
Effect of factoring on accounts receivable	(13,187)	323	9,346	24,096
Inventories	(8,460)	(5,450)	(15,576)	(11,009)
Prepaid expenses and other current assets	524	241	1,442	(735)
Payments for antitrust investigations and related lawsuits and claims	-	-	(5,380)	-
Restructuring payments	(1,243)	(57)	(5,712)	(873)
Increase (decrease) in accounts payable and accruals	13,330	25,101	(97)	28,377
Decrease in interest payable	(8,146)	(2,306)	(15,270)	(8,820)
(Increase) decrease in working capital	$(17,308)	$5,442	$(38,072)	$(29,560)

[a]Non-GAAP financial measures. See attached reconciliations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY (Dollars in thousands) (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2008	2007	2008

Net sales:
Industrial Materials	$215,411	$266,046	$630,781	$789,456
Engineered Solutions	35,857	49,702	104,607	135,832
Net sales	$251,268	$315,748	$735,388	$925,288

Operating income:
Industrial Materials	$52,021	$74,180	$161,578	$228,491
Engineered Solutions	3,257	12,533	8,807	29,952
Operating income	$55,278	$86,713	$170,385	$258,443

Operating income margin:
Industrial Materials	24.1%	27.9%	25.6%	28.9%
Engineered Solutions	9.1%	25.2%	8.4%	22.1%
Operating income margin	22.0%	27.5%	23.2%	27.9%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands, except per share data) (Unaudited)

Net Income and Fully Diluted Earnings per Share Reconciliation

	For the Three Months Ended September 30, 2007		For the Three Months Ended September 30, 2008
	Income (Loss)	EPS Impact	Income (Loss)	EPS Impact
Income from continuing operations	$ 33,433	$ 0.30	$ 83,400	$ 0.70
Adjustments, net of tax, per diluted share:
Restructuring and Other (income) expense, net, net of tax	1,296	0.01	(17,362)	(0.15)
Income from continuing operations before special items	$ 34,729	$ 0.31	$ 66,038	$ 0.55

Net Income and Fully Diluted Earnings per Share Reconciliation

	For the Nine Months Ended September 30, 2007		For the Nine Months Ended September 30, 2008
	Income (Loss)	EPS Impact	Income (Loss)	EPS Impact
Income from continuing operations	$116,848	$ 1.05	$ 175,738	$ 1.50
Adjustments, net of tax, per diluted share:
Income tax valuation allowance release	(327)	-	-	-
Adjustment to reserves for uncertain tax positions	-	-	902	0.01
Restructuring and Other (income) expense, net, net of tax	(13,515)	(0.13)	10,928	0.09
Income from continuing operations before special items	$ 103,006	$ 0.92	$ 187,568	$ 1.60

The non-GAAP earnings per diluted share includes 13.6 million shares underlying our contingently convertible debentures and excludes approximately $1 million, before and after tax, of contingently convertible debenture interest expense for the third quarter of 2007 and $4 million, before and after tax, of contingently convertible debenture interest expense in the first nine months of 2007. The third quarter 2008 does not include contingently convertible debenture interest expense. The first nine months of 2008 excludes approximately $3 million, before and after tax, of contingently convertible debenture interest expense applicable through June 19, 2008.

NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GrafTech’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands) (Unaudited)

Net Debt Reconciliation

	9/30/07	12/31/07	6/30/08	9/30/08
Long-term debt	$426,905	$426,136	$161,352	$130,577
Short-term debt	859	1,014	16,358	11,982
Total debt	$427,764	$427,150	$177,710	$142,559
Less:
Fair value adjustments for hedge instruments	2,541	2,421	814	204
Unamortized bond premium	504	481	162	41
Cash and cash equivalents	8,882	54,741	13,563	11,132
Net debt	$415,837	$369,507	$163,171	$131,182

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GrafTech also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility. GrafTech does not forecast the fair value adjustment for hedging instruments.

GTI-G

CONTACT:
GrafTech International Ltd.
Kelly Powell, 216-676-2000
Manager, Investor Relations